Exhibit 99.3

NYSE: WMB
Date: Feb. 28, 2006
Williams Replaces 277 Percent of 2005 U.S. Natural Gas Production
Total Domestic and International Proved Reserves Grow to 3.6 Tcfe
     TULSA, Okla. – Williams (NYSE:WMB) announced today that its domestic and international proved natural gas and oil reserves as of Dec. 31, 2005, increased to 3.6 trillion cubic feet equivalent (Tcfe).
     Reserves in the United States increased 13.3 percent to approximately 3.4 Tcfe, compared with approximately 3.0 Tcfe a year earlier. More than 99 percent of Williams’ U.S. proved reserves are natural gas.
     International reserves increased slightly to approximately 37 million barrels of oil equivalent in 2005 compared with approximately 36 million barrels of oil equivalent in 2004. Sixty-five percent of Williams’ international proved reserves are crude oil and liquids; the remainder is natural gas.
     Williams attributed the majority of its U.S. reserves additions to drilling and to increasing the density of well spacing below the surface in the Piceance Basin, along with drilling in the Powder River Basin and other basins. Williams also acquired a position in the Fort Worth Basin in 2005.
     In 2005, Williams had a drilling success rate of approximately 99 percent. The company drilled 1,629 gross wells, of which 1,617 were successful.
     Williams’ drilling activity in 2005 resulted in the addition of 603 billion cubic feet equivalent (Bcfe) in net reserves. Williams added 451 Bcfe in net reserves in 2004 and 408 Bcfe in net reserves in 2003. The company’s three-year finding and developing costs in the U.S. averaged 92 cents per Mcfe.
     “We continue to rapidly develop our long-term drilling inventory at a highly successful rate,” said Ralph Hill, senior vice president of Williams’ exploration and production business. “This is a credit to the quality of our highly skilled employees and our portfolio, which consists of large, well-defined resources.
     “Williams is focused on delivering measurable and meaningful growth in both volumes and reserves. Over the past three years, we have added more than 1.4 trillion cubic feet equivalent in domestic net reserves from our drilling activities,” Hill said.
     Williams replaced its 2005 U.S. natural gas production of 224 billion cubic feet equivalent (Bcfe) at a ratio of 277 percent. A reserves reconciliation follows the main text in this news release.
     Average daily production from domestic and international interests was approximately 662 million cubic feet of gas equivalent (MMcfe), compared with 564 MMcfe for the same period in 2004 – an increase of approximately 17 percent.
     Production solely from domestic interests increased 18 percent to approximately 612 MMcfe in 2005 from 519 MMcfe in 2004.
     In 2006, Williams plans to invest $950 million to $1.05 billion in capital to develop production from its long-term drilling inventory.
     Williams’ exploration and production business primarily develops natural gas reserves in the Piceance, Powder River, San Juan, Arkoma and Fort Worth basins in the United States.
     Williams also owns an approximately 69 percent interest in APCO Argentina (NASD:APAGF), a separately traded oil and gas company with properties in Argentina, and a 10 percent interest in the La Concepcion oil field in Venezuela.
     Approximately 97 percent of Williams’ year-end 2005 U.S. proved reserves estimates were audited by Netherland, Sewell & Associates, Inc., who in their judgment determined the estimates to be reasonable in the aggregate for each basin.
     Reserves estimates related to properties underlying the Williams Coal Seam Gas Royalty Trust (NYSE:WTU), were prepared by Miller and Lents, LTD. These properties comprise another 2 percent of Williams’ total U.S. proved reserves.
     Proved reserves estimates for APCO Argentina were prepared by Ryder Scott Company.
     The reserve replacement ratio of 277 percent was calculated by dividing the sum of changes (acquisitions, divestitures, additions and revisions) to the estimated proved reserves during 2005 by Williams’ 2005 production of 224 Bcfe.
     The three-year average finding and development cost of 92 cents per Mcfe in the United States was calculated by dividing total capital spent, including facilities and acquisitions, by the change in proved reserves balances for the retained basins over the three-year period, adding back production sold.
     For purposes of converting volumes of crude oil and liquids reserves to a natural-gas-equivalent measure in this report, the company used a ratio of one barrel to 6,000 cubic feet.
     Proved reserves are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under assumed economic conditions.
U.S. Proved Reserves Reconciliation
Figures in billion cubic feet equivalent of natural gas

Proved reserves Dec. 31, 2004	2,986
Acquisitions	28
Divestitures	(11)
Additions and revisions	603
Production	(224)

Proved reserves Dec. 31, 2005	3,382
About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.